Exhibit 99.1

Contacts:

For Investors:

Power-One, Inc.

Kevin Trosian, 805-987-8741

Vice President, Investor Relations

Kevin.Trosian@Power-One.com

FOR IMMEDIATE RELEASE

Power-One, Inc. Announces Completion of its Reorganization

CAMARILLO, CALIFORNIA— June 15, 2010 — Power-One, Inc. (Nasdaq: PWER), a leading provider of renewable energy and energy-efficient power conversion and power management solutions, announces that the reorganization approved at the annual shareholders meeting on May 24, 2010 was consummated on June 14, 2010.  In connection with the reorganization, Power-One has completed a two-step merger, in which it was merged with and into New Power-One, Inc. (“New Power-One”), with New Power-One as the surviving company.

The business, operations, assets and liabilities of New Power-One immediately after the reorganization are the same as Power-One’s business, operations, assets and liabilities immediately prior to the reorganization, except Power-One’s rights plan, or “poison pill,” has been terminated.  Likewise, the directors and officers of New Power-One are the same as the directors and officers of Power-One immediately prior to the reorganization.

The name of the surviving company is “Power-One, Inc.”, the same as the name of the company prior to the merger, and the company’s stock continues to trade under the ticker symbol “PWER” on the NASDAQ Global Market. However, the CUSIP identification number for Power-One, Inc. common stock has changed from 739308 10 4 to 73930R 10 2, effective today.

For a complete discussion of the reorganization, please see our filings at www.sec.gov or our website at http://investor.power-one.com/sec.cfm.

About Power-One

Power-One designs and manufactures energy-efficient power conversion and power management solutions, including inverters for alternative/renewable energy and products for routers, data storage and servers, wireless communications, optical networking, semiconductor test equipment, industrial markets and custom applications. Power-One, with headquarters in Camarillo, California, has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas. Power-One is a public company listed on NASDAQ under the ticker symbol PWER.  For more information about the Company, please visit www.Power-One.com.